Exhibit 32.1

Section 1350 Certification of Chief Executive Officer

I, J. Patrick Gallagher, Jr., the chief executive officer of Arthur J. Gallagher & Co., certify that (i) the Annual Report on Form 10-K of Arthur J. Gallagher & Co. for the twelve month period ended December 31, 2021 (the “Form 10‑K”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and (ii) the information contained in the Form 10-K fairly presents, in all material respects, the financial condition and results of operations of Arthur J. Gallagher & Co. and its subsidiaries.

Date:  February 18, 2022

/s/ J. Patrick Gallagher, Jr.
J. Patrick Gallagher, Jr. Chairman, President and Chief Executive Officer (principal executive officer)